Brittany S. Speas
Counsel
The Lincoln National Life Insurance Company
1301 S. Harrison Street
Fort Wayne, IN 46802
Telephone: (743)867-0064
Brittany.Speas@LFG.com

VIA EDGAR

April 23, 2026

U.S. Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549-0506

Re:  Post-Effective Amendment No. 43 to the Registration Statement
on Form S-6 for Lincoln Life Flexible Premium Variable Life
Account G of The Lincoln National Life Insurance Company
(File No. 033-22740)

Dear Sir or Madam:

As Counsel of The Lincoln National Life Insurance Company ("Company"), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the Bylaws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 43 to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Sincerely,

/s/Brittany S. Speas

Brittany S. Speas
Counsel